Exhibit 10.4

AWARD LETTER

FOR THE

ASTROTECH CORPORATION TRANSACTION BONUS PLAN

TO:	[PARTICIPANT NAME]

DATE OF GRANT:	________________, 20__ (the “Date of Grant”)

RE:	Grant of Transaction Bonus Award

We are pleased to inform you that you have been selected to be a Participant in the Astrotech Corporation Transaction Bonus Plan (the “Plan”), provided you return a signed copy of this Award Letter to [_____________________], by 5 p.m. Central time on [DATE] (the “Return Date”). Capitalized terms used in this Award Letter and not otherwise defined herein have the meaning given to such terms in the Plan.

AWARD TERMS

1.

Bonus Pool Percentage.  Subject to the terms and conditions of the Plan and this Award Letter, you are hereby granted a Transaction Bonus award, which shall be based on a Bonus Pool Percentage of ______________ percent (___%) (the “Award”).

2.

Subject to the Plan. The Award is subject to the terms and conditions of the Plan, a copy of which is attached hereto as Exhibit A, and the terms of which are incorporated herein by reference. In the event there is a conflict between any provision of the Plan and this Award Letter, the provisions of the Plan shall control, unless otherwise expressly stated herein.

3.

Payment. Subject to Section 5 of the Plan and the terms of this Award Letter (including, without limitation, Section 12 below), upon the closing of a Qualifying Transaction (the “Closing Date”), you will be eligible to receive a payment equal to your Bonus Pool Percentage multiplied by the Bonus Pool established in connection with such Qualifying Transaction (the “Transaction Bonus Payment”), provided that you have not incurred a Termination of Service prior to the Closing Date (other than a Qualifying Termination), payable in accordance with Section 5 of the Plan as soon as administratively practicable, and in no event later than thirty (30) days following the Closing Date; provided, however, that if the time period for returning the release described in Section 5.3 of the Plan and any permitted revocation period begins in one taxable year and ends in a second taxable year, no amounts payable under this Award Letter shall be paid to you until the second taxable year.

4.

Forfeiture. Your Award will be forfeited (i) on the date of your Termination of Service for any reason (other than a Qualifying Termination), or (ii) if you fail to timely return an executed release as described in Section 5.3 of the Plan. You will have no right to any Transaction Bonus Payment with respect to any forfeited Award.

5.

No Right to Continue In Employment or Service. Your participation in the Plan and your receipt of this Award Letter does not in any way alter, modify, or amend your relationship with the Company or its Subsidiaries, nor does it guarantee you the right to continue in the employ or service of the Company or any of its Subsidiaries.

6.

No Rights as an Owner; No Examination/Information Rights. Neither your participation in the Plan nor your receipt of this Award Letter (or the Award granted hereunder) entitles you to any rights as an owner of the Company or any of its Subsidiaries. Further, neither your participation in the Plan nor your receipt of this Award Letter (or the Award granted hereunder) entitles you to examine the books and records of Company or its Subsidiaries or the right to obtain any confidential information about the Company or its Subsidiaries (including, without limitation, any governing documents or financial records).

7.

Entire Agreement. Subject to Section 13 below, the Plan and this Award Letter constitute the final and complete expression of agreement among the parties hereto with respect to the subject matter hereof and fully supersede any and all prior agreements, understandings, or representations between the Company and you pertaining to or concerning said subject matter of the Plan and this Award Letter.  No oral statements nor prior written material not specifically incorporated into the Plan or this Award Letter shall be of any force or effect. You represent and acknowledge that in executing this Award Letter, you do not rely, and have not relied, upon any representation(s) by the Company or its agents except as expressly contained in the Plan or this Award Letter. You agree that you have used your own judgment in executing this Award Letter.

8.

Limitation on Rights. The Plan has been established voluntarily by the Company and may be modified, suspended, or terminated by the Company at any time as provided in the Plan and this Award Letter. No Claim or entitlement to compensation or damages arises from forfeiture or termination of the Award or diminution in value of the Award, and by counter-signing this Award Letter below, you irrevocably release the Company and its Subsidiaries from any such Claim that may arise. This Award Letter, and the Award granted hereunder, are voluntary and occasional and do not create any contractual or other right to receive future awards or benefits in lieu of the Award.

9.

Section 409A. It is the intent of the parties that this Award Letter and the Award granted hereunder be exempt from or comply with Section 409A of the Code, and any regulations or other authoritative guidance issued thereunder, and the Company shall interpret the terms and conditions of this Award Letter consistently with such intent. Notwithstanding the foregoing, nothing contained herein shall be construed as a representation or guarantee by the Company of the tax treatment of the Award or any Transaction Bonus Payments you may receive in connection with the Award. You are hereby advised to consult with your own tax advisor regarding the tax consequences of this Award Letter and the Award granted hereunder, including, without limitation, any possible tax consequences under Section 409A of the Code.

10.

Interpretation. The Administrator shall have full power and authority to interpret, construe, and administer the Plan and this Award Letter. The Administrator’s interpretations and construction thereof, and actions hereunder, shall be binding and conclusive on all Persons for all purposes.

11.

Tax Requirements and Deductions. The Company shall deduct from any Transaction Bonus Payment or from any other cash remuneration otherwise payable to you by the Company or a Subsidiary, any federal, state, or local taxes required by law to be withheld with respect to the Award, as well as any other obligations you owe to the Company (or any Subsidiary thereof) in connection with your service with the Company (or any Subsidiary thereof).

12.

Other Plans; Assignability. Your Award described in this Award Letter shall have no effect on your ability to participate in other benefits programs of the Company or its Subsidiaries, including other bonus plans, subject to the terms and conditions of those programs. You may not alienate, assign, pledge, encumber, transfer, sell, or otherwise dispose of any rights or benefits awarded hereunder prior to your actual receipt of the Transaction Bonus Payment, and any attempt to alienate, assign, pledge, encumber, transfer, sell, or assign prior to such receipt, or any levy, attachment, execution, or similar process upon any such rights or benefits shall be null and void.

13.

Amendment and Termination. [Prior to the occurrence of a Qualifying Transaction, the Company may, in its sole discretion (i) amend, in whole or in part, any or all of the provisions of this Award Letter, or (ii) terminate this Award Letter, without your consent.] OR [No change or modification of this Award Letter shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties.] Notwithstanding the preceding sentence, the Company may amend the Plan to the extent permitted by the Plan.

14.

Claims; Waiver of Jury Trial. Subject to the provisions of Sections 9.5 and 9.7 of the Plan, your sole remedy for any Claim shall be solely against the Company and not against any Subsidiary, owner, or existing or former member, director, officer, or employee of the Company or any Subsidiary. Each party hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Award Letter, the Plan, or any of the transactions contemplated thereby or the actions of such parties in the administration, performance and enforcement thereof, or the Participant’s employment or service relationship with the Company or any Subsidiary.

We ask that you acknowledge your receipt of this Award Letter and your acceptance of the terms and conditions that apply to your Award by signing and dating the Acknowledgement and Acceptance section below and returning it to the Company by the Return Date. If you have any questions or need additional information, please feel free to contact [_______________________], via telephone at [__________] or via e-mail at [_________________________].

Very truly yours, Astrotech Corporation

By:

Name:

Title:

3

ACKNOWLEDGEMENT AND ACCEPTANCE

I hereby acknowledge receipt of the Award Letter setting forth the terms and conditions governing the Award granted to me. I have carefully read the Award Letter and the Plan and hereby agree to and accept all those terms and conditions, and agree that my entitlement to any actual Transaction Bonus Payment described in the Award Letter shall be determined solely by the terms and conditions described in the Award Letter and in the Plan. I further acknowledge, agree, and represent that:

●

I have not relied on any communications, promises, statements, inducements, or representations, whether oral or written, by the Company, its Affiliates or its agents in connection with the Plan or the Award Letter.

●	I have relied on my own judgment in entering into the Award Letter.

●	I acknowledge that the Transaction Bonus Payment (if any) for my Award will be subject to the timely execution and return of a general release of claims as set forth in Section 5.3 of the Plan.

Signature:

Printed Name:

Dated:	, 20

Acknowledgement and Acceptance
to the Award Letter